Pricing Supplement dated January 14, 2003       Filed Pursuant to Rule 424(b)(3)
(To Prospectus Supplement and Prospectus              Registration No. 333-98617
dated September 12, 2002)

                 PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
                      Secured Medium-Term Notes, Series B

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  CUSIP: 74456QAK2
  Trade Date: January 14, 2003
  Original Issue Date: January 17, 2003
  Principal Amount: $150,000,000
  Price to Public:  100% of Principal  Amount,  plus accrued  interest  from the
    Original Issue Date if settlement occurs after that date
  Underwriting Discount: 0.60% of Principal Amount
  Interest Rate: 5.00% per annum
  Interest Accrual Date: January 17, 2003
  Interest Payment Dates: January 1 and July 1,
    commencing July 1, 2003
  Regular Record Dates: December 15 and June 15, respectively
  Maturity Date: January 1, 2013

  These Notes are DTC Eligible and will be issued in book-entry form

  Agents:
  [ ] Banc of America Securities LLC
  [ ] Banc One Capital Markets, Inc.
  [X] BNY Capital Markets, Inc.
  [ ] Credit Lyonnais Securities (USA) Inc.
  [ ] Credit Suisse First Boston
  [X] The Williams Capital Group, L.P.

  Agents' Capacity: Principal

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Redemption Provisions:

      The Secured Medium-Term Notes, Series B offered hereby (the "Secured Medium-Term Notes") will be subject to redemption as described in the prospectus and prospectus supplement.

      Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to the Maturity Date on not less than 30 days prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, unpaid interest accrued thereon to the redemption date.

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Secured Medium-Term Notes to be redeemed.

      "Comparable  Treasury Price" means,  with respect to any redemption  date,
(i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

      "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

      "Reference  Treasury  Dealer" means a primary U.S.  Government  Securities
Dealer in New York City (a "Primary Treasury Dealer") selected by PSE&G and acceptable to the Trustee.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.